NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2023
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 21, 2023) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2023, reporting net income of $57.2 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2023, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 7.55%, the daily average of the Secured Overnight Financing Rate for the first quarter of 2023 plus 300 basis points. The dividend, based on average stock outstanding for the first quarter of 2023, will be paid on May 2, 2023. As always, dividends remain at the discretion of the board.

"The increased advance activity we experienced in 2022 continued in the first quarter of 2023 primarily in response to the banking industry turmoil sparked by bank closures and concerns about liquidity in the financial system,” said FHLBank Boston President and CEO Timothy J. Barrett. “Similar to our role during the global pandemic and the Great Recession before it, FHLBank Boston served as a critical, reliable, and on-demand source of liquidity for our members and the communities they serve when they needed it most. As a result of our strong performance, FHLBank Boston is pleased to set aside more than $7 million in support of affordable housing and job creation and preservation through our Affordable Housing Program as well as our Housing Our Workforce and Jobs for New England programs."

First Quarter 2023 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, financial markets and, in particular, by members' demand for advances. During the first quarter of 2023, the Federal Open Market Committee (FOMC) raised the target range for the federal funds rate to between 475 and 500 basis points. Short-term interest rates rose while intermediate-term rates declined, continuing the trend of an inverted yield curve during the quarter reflecting concerns over a potential economic downturn and worsening of the recent turmoil in the banking industry. Additionally, the Bank experienced a robust increase in demand for advances from our members during the quarter ended March 31, 2023.

Net income for the quarter ending March 31, 2023, was $57.2 million, compared with net income of $27.8 million for 2022, the result of an increase of $22.9 million in net interest income after provision for credit losses and a decrease of $8.5 million in Affordable Housing Program (AHP) voluntary expense. These results led to a $6.4 million statutory contribution to the Bank's AHP for the quarter, an increase of $3.3 million compared to the first quarter of 2022.

Net interest income after provision for credit losses for the three months ended March 31, 2023, was $81.8 million, compared with $58.9 million for 2022. The $22.9 million increase in net interest income after provision for credit losses was driven by growth in our advances and investments portfolios, growth in capital, and an increase in yields in the three months ended March 31, 2023, resulting from higher market interest rates. These improvements to net interest income were moderated by a $35.0 million decrease of net unrealized gains and losses on fair value hedges, and a $12.0 million decrease in net accretion of MBS premium, both of which were primarily driven by a decrease of intermediate-term interest rates during the quarter versus an increase in the comparable quarter one year ago.

Net interest spread was 0.17% for the three months ended March 31, 2023, a decrease of 53 basis points from the same period in 2022 and net interest margin was 0.47%, a decrease of 27 basis points from 2022. The decrease of net interest spread and margin was primarily attributable to the decline in unrealized gains and losses on fair value hedges and net accretion of MBS premium, in addition to the impact of higher concentrations of advances and short-term investments on our balance sheet, which tend to have lower spreads to funding costs.

March 31, 2023 Balance-Sheet Highlights

Total assets increased $17.3 billion, or 27.5 percent, to $80.2 billion at March 31, 2023, up from $62.9 billion at year-end 2022. During the three months ended March 31, 2023, advances increased $8.0 billion, or 19.3%, to $49.6 billion, compared with $41.6 billion at December 31, 2022. The significant increase in advances was concentrated in variable-rate advances, long-term fixed rate advances, and short-term fixed-rate advances, reflecting rising demand for wholesale funding at member institutions, which accelerated in the wake of the recent banking industry turmoil.

Total investments were $27.2 billion at March 31, 2023, up from $17.9 billion at the prior year end, with most of the increase concentrated in short term investments that support liquidity needs resulting from higher demand for advances. Mortgage loans totaled $2.7 billion at March 31, 2023, a decrease of $33.8 million from year-end 2022 because mortgage refinance activity has declined significantly and home sales have slowed.

GAAP capital at March 31, 2023, was $3.8 billion, an increase of $399.4 million from $3.4 billion at year-end 2022. During 2023, capital stock increased by $373.2 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.7 billion during 2023, an increase of $26.2 million, or 1.5%, from December 31, 2022. Of this amount, restricted retained earnings(4) totaled $411.1 million at March 31, 2023. Accumulated other comprehensive loss totaled $306.4 million at March 31, 2023, substantially unchanged from accumulated other comprehensive loss as of December 31, 2022.

The Bank was in compliance with all regulatory capital ratios at March 31, 2023, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2022.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	3/31/2023	12/31/2022	3/31/2022
ASSETS
Cash and due from banks	$6,594	$7,593	$202,883
Advances	49,622,282	41,599,581	11,816,428
Investments (2)	27,151,119	17,918,781	16,849,318
Mortgage loans held for portfolio, net	2,724,612	2,758,429	2,998,682
Other assets	659,037	613,165	528,351
Total assets	$80,163,644	$62,897,549	$32,395,662

LIABILITIES
Consolidated obligations, net	$75,117,991	$58,540,803	$28,949,436
Deposits	872,356	655,487	803,383
Other liabilities	358,550	285,938	231,056

CAPITAL
Class B capital stock	2,404,394	2,031,178	929,482
Retained earnings - unrestricted	1,305,619	1,290,873	1,202,685
Retained earnings - restricted (3)	411,133	399,695	368,420
Total retained earnings	1,716,752	1,690,568	1,571,105
Accumulated other comprehensive loss	(306,399)	(306,425)	(88,800)
Total capital	3,814,747	3,415,321	2,411,787
Total liabilities and capital	$80,163,644	$62,897,549	$32,395,662

Total regulatory capital-to-assets ratio	5.2%	5.9%	7.8%
Ratio of market value of equity (MVE) to par value of capital stock (4)	159%	171%	251%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2023	12/31/2022	3/31/2022

Total interest income	$802,924	$586,877	$103,443
Total interest expense	721,003	516,194	44,601
Net interest income	81,921	70,683	58,842
Net interest income after provision for credit losses	81,827	70,813	58,942
Other income	4,364	4,470	1,066
Operating expense	18,082	14,833	17,658
Federal Housing Finance Agency and Office of Finance	2,743	2,870	1,592
AHP voluntary contribution	—	(6,172)	8,525
JNE, HHNE, and HOW subsidy expense (5)	772	1,619	304
Other expense	1,032	592	994
AHP assessment	6,375	6,172	3,100
Net income	$57,187	$55,369	$27,835

Performance Ratios: (6)
Return on average assets	0.32%	0.35%	0.35%
Return on average equity (7)	6.50%	6.86%	4.50%
Net interest spread	0.17%	0.19%	0.70%
Net interest margin	0.47%	0.45%	0.74%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023 (the 2022 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, and loans to other FHLBanks.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2022 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2022 Annual Report.
(5)    We have certain subsidized advance and grant programs, including our Jobs for New England (JNE), Helping to House New England (HHNE), and Housing our Workforce (HOW) programs. For additional information, see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2022 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive income, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including recent banking industry turmoil and liquidity in the financial system); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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